Exhibit 99.1

30 August 2013

Diligent Board Member Services, Inc. (“Diligent”)
Timing for release of Preliminary Half Year Announcement and Half Year Report and use of a US Auditor

According to the NZX Listing Rules, Diligent is required to release its preliminary half year announcement no later than 29 August 2013 and its half year report no later than 30 September 2013. As a result of its previously announced restatement and reaudit process, Diligent has applied to the NZX for a waiver to allow it to meet an extended timetable for providing its preliminary half year announcement and half year report. NZX has now advised Diligent that while it will not grant a waiver from the applicable rules it will take no action in respect of Diligent’s delay in providing its preliminary half year announcement by 28 October 2013 and its half year report by 29 December 2013.

Diligent has previously advised the market that it will restate its financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the fiscal quarter ended March 31, 2013. Diligent is not in a position to finalise its preliminary half year announcement and half year report for 2013 until this restatement process is completed. The process of restating and reauditing financial statements for three years is reasonably time consuming. As previously advised, the need to restate historical financial statements does not affect total revenues ultimately earned or to be earned, the amount or timing of cash received or to be received from individual customer agreements. Income earned in a period may however move to a different period. If that occurs, this would impact on the net income and tax payable in that period and subsequent periods.

Diligent is focused on completing the restatement process and announcing its preliminary half year announcement as soon as possible. Until the necessary restatement adjustments are finalized, the Company is not in a position to provide certain financial information such as any sales or revenue-related information. However, Diligent will endeavour to provide selected operating highlights for the Company’s third quarter in the first two weeks of October.

Diligent is working with its new US independent registered public accounting firm, Deloitte & Touche LLP (Deloitte) to complete the restatement and re-audit of its historical financial statements. Deloitte was appointed Diligent’s auditor at its annual meeting on 25 June 2013 by a resolution supported by 99.90% of votes cast by shareholders. Given that Deloitte is a limited liability partnership, Deloitte cannot register under the New Zealand, Auditor Regulation Act. Accordingly, Deloitte is not and cannot be licensed under that Act. Diligent therefore also sought a waiver from NZX’s Listing Rule that would require the auditor engaged in the restatement of its financial statements for the year ending December 31, 2012 to be licensed under the Auditor Regulation Act. This is the same issue Diligent faced earlier in 2013, in respect of its past auditor HRR. NZX has advised Diligent that it will not grant a waiver from the applicable rule but will take no action against Diligent for non-compliance with it.

Similarly, Diligent also sought a no action letter from the FMA in relation to the fact that Deloitte cannot be licensed under the Auditor Regulation Act. The FMA has issued Diligent a no action letter in respect of its financial statements for the year ending December 31, 2012. Unless the law is changed, Diligent will apply for further waivers or no-action letters from both NZX and the FMA in the future.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue," and “intend,” as well as similar comments, are forward-looking in nature. These forward-looking statements include statements regarding the Diligent’s intent to restate certain prior period financial statements and the errors that resulted in the Audit Committee reaching the decision that these historical financial statements could no longer be relied upon. There can be no assurance that the Diligent’s Board of Directors, Audit Committee, management or independent registered public accounting firm will not identify additional issues in connection with the restatement or reaudit, or that these issues will not require additional corrections to the Diligent’s prior period financial statements. These statements are subject to risks and uncertainties, including the risk that additional information may become available in preparing and reauditing the financial statements and may require the Diligent to make additional corrections, the time and effort required to complete the restatement of the financial statements, the ramifications of the Diligent’s potential inability to timely file periodic and other reports with the Securities and Exchange Commission, and the risk of litigation or governmental investigations or proceedings relating to these matters. In addition, as disclosed in our prior filings, our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and US regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities; certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; we are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the US and New Zealand and face higher costs and compliance risks than a typical US public company due to the need to comply with these dual regulatory regimes; as of December 31, 2012 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls, which otherwise may impede our ability to produce timely and accurate financial statements; our business is highly competitive and we face the risk of declining customer renewals or upgrades; and we may fail to manage our growth effectively. Please refer to Diligent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2012 filed with the Securities and Exchange Commission for further information.

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Sonya Joyce	Geoff Senescall
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